Exhibit 10.1

THIS FIRST AMENDMENT DATED JANUARY 10, 2019 TO EMPLOYMENT AGREEMENT (this “First Amendment”) dated January 12, 2017 (the “Employment Agreement”), by and between VOXX INTERNATIONAL CORPORATION, a Delaware corporation (“Employer”), and LORIANN SHELTON, an individual (the “Executive”).
RECITALS
WHEREAS, Employer desires to continue to employ Executive in the capacity of Senior Vice President/Chief Operating Officer of Employer pursuant to the terms set forth in this First Amendment.
WHEREAS, Executive desires to continue to work for Employer with the duties and responsibilities pursuant to this First Amendment.
Subject to the foregoing, the parties, intending to be legally bound, agree as follows:

1.    Section 5(c)(i) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(i)    Termination by the Employer Without Cause or by the Executive for Good Reason. Subject to Subparagraph 5(c)(ii), if the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason (except in the case of Executive’s Voluntary Retirement as specifically provided below), the Employer shall pay to the Executive in accordance with the Employer’s then current payroll practices one (1) year of Base Compensation; plus any earned and unpaid Base Compensation for the period ending on termination; plus the guaranteed annual bonus and the incentive bonus prorated as of the date of termination. In the case of Executive’s Voluntarily Retirement which qualifies as an event of Good Reason, the Employer shall pay to the Executive one (1) year of Base Compensation. In addition, the Employer shall (A) pay for and continue disability insurance and health insurance benefits provided to the Executive and the Executive’s dependents immediately prior to the termination of the Executive’s employment for a period of one year, (B) in accordance with past practice, reimburse the Executive for expenses incurred in accordance with § 4; and (C) pay for and continue life insurance policy in accordance with §3(e) for a period of one year. The Executive’s entitlement to the compensation and benefits described in this subsection (i) is specifically subject to the execution and delivery by the Executive of a release agreement in form and substance reasonably acceptable to the Employer.

2.    As amended and modified by this First Amendment, the Parties ratify and confirm the terms of the Employment Agreement in its entirety.

3.    This First Amendment may be executed in counterparts, which when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the date first written above.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle
Printed: Patrick M. Lavelle
Title: Chief Executive Officer

EXECUTIVE:

/s/ Loriann Shelton
Loriann Shelton, individually